Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.08

AEROMANTENIMIENTO, S.A.

and

CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A.

d/b/a VOLARIS

AIRCRAFT REPAIR AND

MAINTENANCE SERVICE

AGREEMENT

AIRCRAFT REPAIR AND MAINTENANCE SERVICE AGREEMENT

This AIRCRAFT REPAIR AND MAINTENANCE SERVICE AGREEMENT (hereinafter the “Agreement”) dated as of March 6, 2007 is entered into by AEROMANTENIMIENTO, S.A, a sociedad anónima organized under the laws of El Salvador, (hereinafter referred to as “Aeroman”) and CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A. d/b/a VOLARIS, a sociedad anónima organized under the laws of Mexico (hereinafter referred to as the “Customer”).

WITNESSETH:

WHEREAS, Aeroman maintains and operates a licensed facility at El Salvador International Airport for the inspection, maintenance, repair, overhaul and modification of jet aircraft and components; and

WHEREAS, Customer has requested, and Aeroman has agreed to perform, certain inspection, maintenance, repair and overhaul services on Customer’s Aircraft, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereby agree as follows:

1.	DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Additional Services” shall mean any additional services that are not included in a Workscope and are mutually agreed by the parties.

“Agreement”, “herein”, “hereof”, “hereunder” and like terms shall refer to this Aircraft Repair and Maintenance Service Agreement, as the same may be amended and/or supplemented from time to time, together with the Annexes hereto.

“Aircraft” shall mean any aircraft owned, leased and/or operated by the Customer on which Aeroman performs Services in accordance with this Agreement

“Airworthiness Directive/AD” shall mean a modification or inspection to the Aircraft and/or Components classified as compulsory by the DGAC/FAA.

“Annexes” shall mean any of Annex A, Annex B, Annex C and each Annex D.

“Approved Vendor List” shall mean Customer’s approved vendor list, as provided by Customer in writing from time to time.

“C-Check” shall mean Services consisting of a number of specific Task Cards, as more particularly described in each Annex D to be executed by the Parties from time to time for a specific Aircraft.

“Claims” shall mean any and all liabilities, losses, damages, demands, fines, penalties, and claims of any kind whatsoever, including without limitation all costs, expenses and reasonable attorneys’ fees incidental thereto (included but not limited to reasonable attorneys’ fees incurred by an Aeroman Indemnitee or a Customer Indemnitee, as the case may be, in establishing its right to indemnification pursuant to Article 10 of this Agreement).

“Component” means any Rotable or non-expendable repairable part or combination of parts or assembly that is part of the Aircraft.

“Consumable or Expendable” means any part that is not a Rotable (including, without limitation, major and minor structural sub-components, seals, gaskets, fittings, bushings and general hardware) for which no authorized Repair procedure exists, or for which cost of Repair would normally exceed replacement cost.

“Customer’s Maintenance Program” shall mean Customer’s DGAC/FAA approved aircraft maintenance schedule and program, and supplementary inspections and future revisions or versions, applicable to the Aircraft all of which are described in the MPM.

“Day” shall mean a calendar day of twenty-four (24) hours.

“Delivery” shall mean the tender of delivery of an Aircraft by Customer to Aeroman at the Aeroman Facility for the performance of Services thereon.

“Delivery Receipt” shall mean the receipt executed by the parties acknowledging Delivery of the Aircraft to Aeroman at the Aeroman Facility.

“Designated Engineering Representative (DER)” shall mean a Designated Engineering Representative under the rules and regulations of the Federal Aviation Administration of the United States of America.

“DGAC” shall mean the Dirección General de Aeronáutica Civil, Secretaría de Comunicaciones y Transportes of the United Mexican States or its successor.

“Documentation” shall have the meaning set forth in Section 2.2.

“Engine or Engines” shall mean an International Aero Engines V-2500, owned or leased and operated by Customer and installed on an Aircraft.

“Estimated TAT” shall have the meaning set forth in Section 4 of this Agreement.

“Extended Term” shall have the meaning set forth in Section 2.5 of this Agreement

“FAA” means the Federal Aviation Administration of the United States of America or its successor.

“Fixed Price” means the fixed price set forth in each Annex C, applicable to the Services to be performed pursuant to the list of routine Task Cards specified in each Annex D.

“Facility” or “Aeroman Facility” means the aircraft maintenance facility operated by Aeroman located at El Salvador International Airport.

“FARS” shall mean the Federal Aviation Regulations and any and all regulations promulgated by the FAA or any predecessor or successor agency, as set out in Title 14 of the Code of Federal Regulations of the United States, as from time to time in effect.

“Handling Fee” shall have the meaning set forth in Annex A.

“Hard Time Items” shall mean such time-controlled Rotables which have a definite potential for reuse through inspection, Overhaul, Repair or calibration.

“Indemnitee” shall have the meaning set forth in Section 10.1 of this Agreement.

“Initial Term” shall have the meaning set forth in Section 2.5 of this Agreement

“Labor Rate” shall have the meaning set forth in Annex A.

“Maintenance Planning Document (MPD)” shall mean the Maintenance Planning Document as defined by the OEM.

“Materials” shall mean Rotables and Expendables.

“MPM” shall mean FAA/DGAC -approved Customer’s Maintenance Procedures Manual which outlines Customer’s maintenance policies and procedures.

“OEM” shall mean for any Part or Component the original equipment manufacturer of such Part or Component.

“Operations Specifications” shall mean Customer’s DGAC/FAA-issued operations specifications applicable to the Aircraft.

“Outside Services” shall mean any Services provided by third parties or subcontractors in accordance herewith.

“Overhaul” shall mean a restoration process necessary to return Components or Parts to the highest standard specified in the relevant manual.

“Part” shall mean any part of an Aircraft

“Parties” shall mean Customer and Aeroman.

“Redelivery” shall mean the tender for redelivery of an Aircraft to Customer by Aeroman in accordance with Section 8 of this Agreement after the performance (or cancellation) of Services thereon.

“Redelivery Receipt” shall mean the Redelivery Receipt executed by the Parties acknowledging Redelivery.

“Repair” shall mean the rectification of specific discrepancies in Aircraft, Parts or Components or the restoration of Aircraft, Parts or Components to a serviceable airworthy condition.

“Representative” shall mean the representative of Customer, designated in writing by Customer, which will carry out on Customer’s behalf any function as more particularly described in this Agreement or its successor/replacement as notified in writing by Customer to Aeroman.

“Rotable” shall mean a part that is renewable or time-controlled on a unit basis, identified by a serial number, with a definite potential for reuse through inspection, overhaul, repair, or calibration, including, without limitation, life-limited parts.

“Secondary Non-Routine Finding” shall mean a non-routine discrepancy finding during the performance of the Services or rectification not associated with the performance of the routine task card being performed as described in Annex D and that it would not be discovered due to access status or configuration of the Aircraft.

“Services” shall mean preventive maintenance, schedule and unscheduled maintenance and testing performed on Aircraft pursuant to this Agreement. Services shall include the Workscope, Additional Services and Outside Services.

“Service Bulletin” shall mean those technical documents issued by manufacturers which describe changes to Materials or configurations of products which may, at the option of Customer, be incorporated into the Services.

“Significant Non-Routine Work” shall mean either (i) a single major non-routine work that by itself impacts the TAT or the critical path sequence resulting in a late Redelivery, or (ii) any non-routine work which exceeds more than ***** of the agreed labor applicable to the relevant Workscope.

“Special Tooling” shall mean any tooling not required to perform the Services described in Annex D, or any other tooling not commonly used by Aeroman.

“Turn Around Time” or “TAT”: shall mean the number of Days in the period commencing on the next regularly scheduled work shift following the Delivery of an Aircraft and ending on the Redelivery thereof. The TAT shall be the Estimated TAT, as the same may be extended pursuant to Section 4 of this Agreement.

“Term” shall have the meaning set forth in Section 2.5 of this Agreement

“Time and Material” shall mean the invoicing of Services not included in a Fixed Price based on a) the number of labor hours chargeable by Aeroman for such Services times the Labor Rate, b) Materials at its catalog price plus the Handling Fee, and c) Outside Services at their actual cost to Aeroman plus the Handling Fee.

“Task Cards” shall mean group of written approved maintenance instruction and procedures for the servicing, inspection, testing or repair of the Aircraft, Parts and/or Components.

“Workscope” shall mean the Services to be performed by Aeroman on a particular Aircraft (including but not limited to the Task Cards to be listed on each Annex D), which are described on an Aircraft Workscope Form substantially in the form of Annex C to this Agreement, which shall be signed by the Parties on or prior to Delivery of an Aircraft to the Aeroman Facility.

2.	SCOPE OF AGREEMENT, SERVICES, TERM AND TERMINATION

2.1 SUBJECT AIRCRAFT, SCHEDULING AND WORKSCOPE. Aeroman shall provide Customer with Services for Aircraft designated by Customer from time to time subject to the following:

2.1.1 SCHEDULING. Aeroman agrees to provide to Customer the Services at the Aeroman Facility pursuant to the schedules to be agreed by Aeroman and Customer as set forth herein. Aeroman hereby acknowledges that as of the Effective Date, it has received the schedule of Aircraft to be delivered by Customer for the period of time commencing on January 1st, 2007 and ending on December 31, 2007. No later than i) June 30th of each year, beginning in 2007, Customer will provide Aeroman with the schedule of Aircraft to be delivered to Aeroman during the period of time commencing on January 1, and ending on June 30, of the following calendar year, and (ii) December 31st of each year, beginning in 2007, Customer will provide Aeroman with the schedule of Aircraft to be delivered to Aeroman during the period of time commencing on July 1st, and ending on December 31st, of the following calendar year. Within thirty (30) days from receipt of the applicable schedule, Customer and Aeroman will mutually agree on the final schedule for such applicable six (6) month period, which will include the number and type of C-Checks, Fixed Price for each “C” Check” as mutually agreed by both Parties, and related Estimated TATs. The mutually agreed schedule and applicable Fixed Prices for such six month period shall be set forth in a written instrument in the form of Annex B hereto, which will be executed by both Parties. Customer reserves the right to amend the schedule from time to time, which may include changing the specific aircraft and check type to be performed. Except in the event of cancellations due to disagreements between the Parties with respect to the applicable Fixed Price, any cancellation with respect to the mutually agreed schedule without a prior one hundred eighty (180) days written notice will cause the Customer to pay to Aeroman as liquidated damages an amount calculated in accordance with the following formula:

*****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

where “*****” is the number of days prior to the relevant scheduled delivery date and when the written notice is made by Customer.

Under no circumstances and notwithstanding anything to the contrary in this Section 2.1.1 or anywhere else in the Agreement, shall the liquidated damages described above exceed ***** per calendar year.

2.1.2 WORKSCOPE. The Services to be performed on each Aircraft delivered to Aeroman shall be described in a Workscope executed by the Parties prior to Delivery. Customer shall deliver to Aeroman its proposed Workscope for each Aircraft no later than thirty (30) days prior to the scheduled day of Delivery of the Aircraft to the Aeroman Facility. All changes to the Workscope will be provided to Aeroman no later than seven (7) days prior to the Delivery date unless such change is a safety of flight issue related to the Aircraft or otherwise agreed to between the Parties, subject to the availability of the required materials.

2.2 DOCUMENTATION. Customer shall, at its sole cost and expense, deliver or cause to be delivered, the Aircraft to Aeroman, at the Aeroman Facility, together with all current technical data, manuals, work sheets, Work Cards, and structural repair manuals and all Airworthiness Directives, Service Bulletins, all applicable and necessary legal documentation, manuals and technical documents, and any modifications and amendments thereto, including, but not limited to, the Customer’s Aircraft Maintenance Manual (“AMM”), the Illustrated Parts Catalog (“IPC”), the Structural Repair Manual (“SRM”), the Wiring Diagram Manual (“WDM”), the Minimum Equipment List (“MEL”), and any and all engineering orders and MPM, other published technical data that is applicable to Customer’s Aircraft and is necessary for Aeroman to perform the Services hereunder and any modifications and amendments thereto (the “Documentation”).

2.3 SERVICES. The Workscope shall be performed on the Aircraft in accordance with the standards set forth in this Agreement and Customer’s or its Representative’s requirements and instructions. Aeroman shall supply all necessary labor for the performance of such Workscope and may, pursuant to the terms and conditions set forth in Section 3.5.3 below, supply certain materials, tools not provided by Customer, which are necessary for the performance of such Workscope.

2.3.1 Aeroman agrees to provide adequate space to store all Customer furnished material in accordance with the MPM. If requested by Customer, Aeroman will provide an inventory report outlining all Customer material located at the Aeroman Facility.

2.3.2 Aeroman agrees to provide dedicated materials support specialist(s) for Customer’s heavy maintenance line. This person(s) will be available twenty four (24) hours a day, seven (7) days a week to address the material needs of the heavy maintenance line.

2.4 ADDITIONAL SERVICES. Any Additional Services on an Aircraft requested by Customer shall be mutually agreed between Customer and Aeroman

2.5 TERM AND TERMINATION. The term of this Agreement shall commence on the date first written hereinabove (the “Effective Date”) and shall be in full force and effect for a period of ten (10) years (the “Initial Term”). This Agreement may be extended for three (3) subsequent, additional periods of five (5) years each (each such additional period, an “Extended Term”), on terms mutually agreed by the Parties and always subject to Section 14.13 of the Agreement. The Parties must mutually agree to renew this Agreement no later than 24 months prior to the expiration of the Initial Term or any Extended Term, as applicable. The Initial Term and any Extended Term shall be herein referred to as the “Term”. However, upon expiration of the Term, except as otherwise provided herein, this Agreement shall remain in effect during the time required for the performance of uncompleted Services on any Aircraft and until all outstanding obligations contained herein and therein shall have been satisfied.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

2.5.1 In the event that (i) either party should fail to comply with any material term of this Agreement (including, but not limited to, Customer’s failure to make timely payment of all invoices), (ii) such party shall have received a written notice to that effect from the other party and (iii) such party shall have failed to cure the material non-compliance within thirty (30) Days of the date of the above referenced notice, then the other party shall have the right to terminate this Agreement and/or the applicable Annex.

2.5.2 Either Party shall have the right to immediately terminate this Agreement and all Annexes, upon the other Party filing a voluntary petition in bankruptcy or commencing a voluntary legal procedure for reorganization, arrangement, adjustment relief or composition of indebtedness or other similar law now or hereafter in effect, or applying for or consenting to the appointment of a receiver, liquidator, assignee, custodian or trustee (or similar official).

2.5.3 Neither the completion of the Services, nor the Redelivery of the Aircraft pursuant to the terms of this Agreement, nor any other termination of this Agreement, shall terminate the right of either party hereto to make any claim against the other party in respect of such other party’s failure to comply with any duty to perform or make any payment hereunder.

2.5.4 Upon termination of this Agreement for any cause whatsoever, Customer shall be liable to Aeroman for the payment of all amounts in respect of the Services performed up to the date of such termination, including without limitation, all labor charges, parts charges and all costs and out-of pocket expenses incurred by Aeroman in the preparation for the performance of the Services not completed and of the Aircraft for Redelivery, and Customer shall continue to be liable for liability which may have arisen or may later arise under Section 2.5.

2.6 TERMS OF AGREEMENT. Customer acknowledges and agrees that the terms of this Agreement as supplemented by any mutually agreed Annexes, special exhibits, and side letters shall be in lieu of any and all other terms and conditions appearing on any page or reverse side of any other document or purchase order submitted by Customer, all of which shall be disregarded.

3.	GENERAL SERVICE CONDITIONS

3.1 STANDARDS. Notwithstanding the provisions of Section 3.2 below, Aeroman shall perform the Services according to the quality standards and requirements established by the Aircraft Manufacturer, the MPM and any applicable DGAC/FAA regulations or requirements.

3.2 MEETINGS RE PERFORMANCE AND SCHEDULING ETC. Customer and Aeroman will hold semi-annual meetings to discuss issues affecting the Parties’ performance under this Agreement, including but not limited to: scheduling issues and Aircraft Delivery dates, Maintenance Schedules, delays and cancellations, performance standards, TATs and technical issues.

3.3 SERVICE CERTIFICATE. The Services performed by Aeroman on an Aircraft pursuant to this Agreement shall be duly recorded by Aeroman in the Aircraft’s Flight log, records and applicable documents according to the MPM and/or current DGAC/FAA standards, as may be applicable. Such documents shall be provided to Customer upon Redelivery of the Aircraft to Customer.

3.4 TECHNICAL REPRESENTATIVE OF CUSTOMER. Customer shall appoint an individual (the “Representative”) to act as its representative with authority to legally bind Customer in connection with this Agreement. Customer shall identify the Representative by a written notice to Aeroman. Customer further agrees and acknowledges that the Representative shall be bound by the provisions of this Agreement including Section 7 below, a copy of which shall have been furnished to such Representative.

3.5 INVENTORY. Upon delivery of the Aircraft to Aeroman and prior to the commencement of the Services by Aeroman, Customer and Aeroman shall prepare a detailed list of all loose equipment and any additional Materials relating to the Aircraft in Aeroman’s possession (the “Inventory”). Such Inventory shall then be agreed upon by the Parties and such agreement shall be evidenced by the execution thereof by an authorized representative of each of the Parties.

3.5.1 Aeroman shall be responsible for the custody of the Inventory from the date of the execution of the Inventory until Redelivery of the related Aircraft to Customer.

3.5.2 Upon Redelivery of the Aircraft to Customer (whether upon completion of the Services, or upon the early termination of this Agreement in accordance with the terms of Section 2.5 hereof), Customer shall inspect the Aircraft and review all parts listed in the Inventory. Upon satisfaction that all parts and equipment listed in the Inventory have been returned, and after noting the condition of the Aircraft, Customer shall execute a Redelivery Receipt (as defined in Paragraph 8.2 below) for the Aircraft and the Inventory evidencing receipt of the Aircraft and Inventory.

3.5.3 Customer shall, at its sole cost and expense, provide Aeroman with any Materials, tools, spare Parts, replacement Parts and Components necessary or required for the performance of Services, pursuant to the terms and conditions contained in Annex A and C or in an individual Workscope. To the extent that certain Consumables or Rotables are needed for the performance of the Services and are not provided by Customer, Aeroman shall, upon written instruction to do so, purchase such Consumables and Rotables from vendors or suppliers approved by Costumer or procure such parts or components from its then current inventory and charge Customer an amount equal to the catalog price for such Consumables and Rotables plus the Handling Fee.

3.5.4 To the extent Customer supplies Parts or Components, such Parts or Components described in Section 3.5.3 above shall be delivered to Aeroman with sufficient advance time so as not to delay the completion of the Services beyond the TAT.

3.5.5 Aeroman may refuse to use any Material, tool, Part, Component or other material provided by Customer which, in its reasonable opinion, fails to meet the specifications or standards of the DGAC/FAA as to approved serviceability and/or airworthiness and which do not have the appropriate or relevant serviceability tags or forms.

3.6 TESTS UPON RECEIPT OF AIRCRAFT BY AEROMAN. Upon Delivery of an Aircraft to Aeroman, and prior to the commencement of any of the Services which according to the Workscope require an engine and systems operational tests, Aeroman will perform an engine and systems operational tests to establish the condition of the Aircraft at the time of Delivery. Any discrepancies detected during such engine and systems operations tests shall be acknowledged in writing by the Representative or an officer of Customer.

3.7 CORRECTION OF DISCREPANCIES. Aeroman shall submit to the Representative, for his or her written approval, a list of all repairs which are required to be performed by Aeroman in connection with the discrepancies noted pursuant to Section 3.6 above and which do not form part of the Workscope, and upon such approval such repairs shall be performed by Aeroman as Additional Services.

3.8 REPAIR OR REBUILDING OF COMPONENTS AND PARTS. If a Component or Part that is removed by Aeroman for the performance of the Services has a value exceeding *****, the Representative shall determine whether such Component or Part is to be replaced by a Component or Part provided by Customer, repaired or replaced by Aeroman or replaced by a vendor from the Approved Vendor List. Aeroman shall ensure that all Parts, tools and Materials provided by any such third party vendor conform in all respects to all relevant DGAC/FAA standards as applicable.

3.9 TEST FLIGHT. In the event it is necessary to conduct a test flight or any other flight for the verification of systems functionality at any time during the performance of the Services, such test flight

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

shall be carried out by Customer with Customer’s crew and at Customer sole cost, expense and risk. Any discrepancies detected as during such test flight and which are directly and solely attributable to Aeroman’s workmanship shall be corrected by Aeroman at Aeroman’s sole cost and expense. In the event that an additional test flight is required by the OEM Maintenance Manual to verify corrections of the discrepancies directly and solely attributable to the workmanship of Aeroman, Aeroman shall pay the costs of such additional test flight.

3.10 DELIVERY, TITLE AND RISK OF LOSS. All Customer items to be maintained, serviced, repaired, overhauled and/or modified by Aeroman shall be shipped to the Aeroman Facility (or to any other location specified in the applicable Annex) at Customer’s sole cost and expense, and shall, during such transit (if applicable), be appropriately insured by Customer. Title to all Parts, Materials and/or Components provided by Aeroman in connection with the performance of any Services on the Aircraft contemplated pursuant to this Agreement shall pass to Customer free and clear of all liens and encumbrances upon (i) installation of such items on the Aircraft and (ii) the payment in full of all of Customer’s obligations relating to the Services performed on the Aircraft. Risk of loss or damage to such parts, components and/or materials shall pass to Customer at the time and place of Redelivery to Customer.

3.11 EFFICIENCIES AND CUSTOMER REVIEW OF RECORDS. The following provisions shall be applicable to the performance of the Services:

3.11.1 Aeroman will be equipped and shall train its personnel to provide Customer its best direct labor efficiency, generating the least amount of man-hours in the performance of the Services as well as in each individual Task Card. The Parties agree to jointly work diligently and Aeroman will make reasonable efforts to develop an organization dedicated to continuous improvement, reduction of costs, reduction of TATs and in the resulting man-hours applied; and the parties agree that commencing with the second year of the Term, the Fixed Prices quoted by Aeroman for each type of maintenance check shall reflect the average number of man-hours consumed for the performance of such type of maintenance check in the preceding calendar year.

3.11.2 Aeroman shall provide to the Representative with production reports and regularly updated planning charts which will allow Customer to monitor the progress of the Workscope and Additional Services (if any). Additionally, on a weekly basis, Aeroman shall provide the Representative with a financial report showing the accumulated expenditures since Delivery of the Aircraft by Aeroman.

3.11.3 After Redelivery of an Aircraft, Aeroman shall provide Customer with information in electronic format containing man-hours and Material consumption for each non-routine Task Card. Customer’s Representative shall be permitted during normal business hours to review Aeroman´s records specified in, and in accordance with, Section 14.12. The information provided in this Section 3.11.3 shall not be used by Customer as an auditing tool to review Aeroman invoicing practices and policies.

4.	PLACE AND TURN TIMES FOR THE PERFORMANCE OF SERVICES

4.1 WORK SITE. The Services shall be performed by Aeroman at the Aeroman Facility, except in the event of Outside Services, which are to be performed by an independent third party contractor, which contractor shall be approved by Customer.

4.2 TURN AROUND TIME. Customer and Aeroman shall include in each Workscope a written estimate of the TAT for the related Services, based on the TAT estimates to perform the required Task Cards for different types of C-Checks as detailed in the applicable Annex D and any other Services to be contained in each Workscope, and such other factors as Aeroman and Customer mutually agree (the “Estimated TAT”). Estimated TAT shall be increased for any time required to accomplish any Additional Services. Aeroman shall use commercially reasonable efforts to complete the Services within the Estimated TAT, as the same may be extended pursuant to Section 4.3. All Estimated TATs are based on prompt receipt by Aeroman of all Documentation, information, Parts, Components, tools and Materials necessary to allow Aeroman to proceed with the performance or the Services promptly and without interruption and Customer’s compliance with the terms of this Agreement are of the essence. Aeroman may Redeliver an Aircraft and/or all or any part of Customer items in respect of which Services have been completed in advance of the Estimated TAT.

4.3 EXTENSION OF TURN AROUND TIMES. The Estimated TAT shall automatically and without further act of the Parties be extended if:

4.3.1 Aeroman cannot obtain the Part, Material or Outside Services due to a significant disruption in the supply chain that is beyond the reasonable control of Aeroman, as verified by Customer.

4.3.2 any engineering approval for non-standard repairs required by Aeroman from Customer’s or an OEM’s engineering departments is unavailable and/or delayed.

4.3.3 Customer or any supplier delays or fails to timely deliver to Aeroman any Materials, tools and/or deliver any Materials in serviceable condition and/or in sufficient quantity, due to causes not directly attributable to Aeroman.

4.3.4 Customer fails to promptly perform any of its obligations under this Agreement which has a direct impact on the TAT, including but not limited to the provision of instructions and/or approvals to the extent required by this Agreement.

4.3.5 Aeroman discovers during the performance of Services any major defect or damage or Significant Non-Routine Work that requires a rectification.

4.3.6 Any delay results from a cause or condition described in Section 14.11 or any other circumstance beyond the control of Aeroman.

The Estimated TAT shall be extended for the period of time that performance by Aeroman is affected by any of the foregoing events or circumstances; provided, that in the event of a delay of the type specified in paragraph 4.3.5, the Estimated TAT shall be deemed extended by one (1) Day for every six hundred (600) man hours required to correct any major defect or damage or to perform Significant Non-Routine Work. Aeroman shall promptly provide Customer with written notice of the nature and anticipated duration of any delay permitted by subparagraphs 4.3.1 through 4.3.6 above.

The actual TAT shall be measured in Days from Delivery through Redelivery (“Actual TAT”).

Except when the delay is caused by any exceptions above, Aeroman shall pay, as a remedy for such delay, liquidated damages in an amount equal to (i) ***** for each Day that Aeroman exceeds the agreed TAT (as extended for reasons listed in this Section 4.3 above, if applicable), commencing on the second Day, and continuing through the fourth Day, and (ii) commencing on the fifth Day, ***** for each Day thereafter that Aeroman exceeds the agreed TAT (as extended for reasons listed in this Section 4.3, if applicable); provided, however, that the total amount payable by Aeroman in respect of non compliance with TAT by will not exceed ***** per Workscope. Payment of such liquidated damages shall be in lieu of any other damages in respect of such delay.

5.	RATES AND PRICE OF SERVICES

5.1 FIXED PRICE. The price for routine Services performed by Aeroman on Customer’s Aircraft during the Term, associated to any “C-Check” included in each Annex D shall be the Fixed Price as previously quoted by Aeroman and mutually agreed by both Parties pursuant to Section 2.1.1 and as set forth in the applicable Annex C. The Fixed Prices and any other prices or rates included in Annex A

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

are expressed in United States Dollars. Any labor, tooling and material not included in a Fixed Price shall be invoiced to Customer on a Time and Material basis. Any Additional Services shall be charged to and be paid for by Customer at the prices and rates set forth in Annex A.

5.2 HANDLING FEES. In the event Aeroman procures Parts, Components or Materials form its inventory or purchases such Parts, Components or Materials for Customer as required for the provision of the Services, Customer shall pay Aeroman for such Parts, Components or Materials an amount equal to the catalog price plus the Handling Fee.

5.3 MAN-HOUR RATES. The man-hour rates applicable during the Term shall be as set forth in Annex A, as the same may be escalated in accordance with Annex A.

6.	PAYMENT

6.1 CURRENCY. All payments for services rendered under this Agreement shall be made in United States Dollars.

6.2 FORM OF PAYMENT. Customer shall pay all amounts due under this Agreement in cash via bank wire transfer of immediately available same day funds to the account set forth in Section 6.4 below or to such other account as Aeroman may designate in writing to the Customer. All invoices shall be sent to Customer at the address set forth in Section 12 of this Agreement to the attention of Customer’s Finance Department.

6.3 PAYMENT SCHEDULE. Customer shall pay Aeroman for the performance of the Services in accordance with the payment schedule set forth in Annex A.

6.3.1 In addition to any and all other remedies available to Aeroman, if Customer fails to make payments in a timely manner, or upon commencement of any bankruptcy or reorganization proceeding, the payment for all Services performed will become due immediately.

6.3.2 Customer shall be solely responsible for payment to any vendor of any parts, components, tooling or materials supplied by Customer to Aeroman.

6.4 BANK ACCOUNT. Unless otherwise specified in writing, all payments to be made to Aeroman under this Agreement shall be made to:

BANK OF AMERICA

*****

6.5 DISPUTED AMOUNTS. In the event that there should arise between Customer and Aeroman a dispute as to any particular item set forth in an invoice from Aeroman, Customer shall be entitled to withhold from any payment any amounts that it disputes in good faith. In the event of any dispute, Aeroman and Customer agree to negotiate in good faith to resolve such dispute within thirty (30) Days after receipt of the relevant invoice by Customer. If such dispute is resolved in favor of Aeroman, the amount determined by such negotiations will be payable to Aeroman within fourteen (14) days of such resolution. Customer shall also have a right to seek reimbursement for any payments made in error pursuant to any invoices received within any preceding twelve (12) month period. If the Parties agree that Customer is entitled to a reimbursement for any reason, such amount will be refunded to Customer within fourteen (14) days of such resolution.

6.6 OVERDUE AMOUNTS. In the event that Aeroman shall not have received payment of any invoiced amount when due, Aeroman shall charge Customer, and Customer agrees that it shall be liable for, in addition to the amount due stated on the relevant invoice, interest on such overdue amount at

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

an interest rate per month equivalent to ***** (but no to exceed the maximum amount permitted by law), except for amounts in dispute. In the event Aeroman has not received from Customer payments due at Delivery for two (2) consecutive Aircraft, or if Customer fails to make a pre-Delivery payment within ten (10) days of notification by Aeroman that it has not received such pre-Delivery payment, whichever occurs first, then Aeroman may refuse acceptance of the next Aircraft tendered to it by Customer.

6.7 TAXES. If and when applicable, in addition to the price charged by Aeroman for the Services provided or performed hereunder, Customer shall pay to Aeroman, upon demand, or furnish to Aeroman evidence of exemption therefrom (including but not limited to legal opinions in relation to applicable law), any taxes (including without limitation, sales, use, excise, customs duties, turnover or value added taxes), duties, fees, charges or assessments of any nature (but excluding any taxes in the nature of income taxes) (collectively, the “Taxes”), assessed or levied by any governmental authority against Aeroman (except for any Taxes on the income of Aeroman), in connection with the performance of the Services, any sale, delivery, transfer, use, export, import or possession of any part, component, tools or materials, including any equipment attached thereto, or otherwise in connection with the terms of this Agreement whether or not confirmed and accepted in writing by Aeroman.

6.8 CUSTOMER AS RESPONSIBLE PARTY. Customer represents that it has all necessary authority to authorize the performance of the Services on the Aircraft by Aeroman. Customer shall hold harmless and defend Aeroman from and against any claims or charges asserted by any third Parties claiming an interest in the Aircraft and/or aircraft engines, or questioning the purchase of the Services by Customer from Aeroman.

7.	CUSTOMER’S TECHNICAL REPRESENTATIVE

7.1 AUTHORIZED REPRESENTATIVE. Customer shall authorize and direct its Representative, and Aeroman shall allow such Representative, to be present at Aeroman Facility during the performance of the Services.

7.2 DUTIES. The Representative shall be duly authorized to represent the interests of Customer and shall perform such other functions, without prejudice to any other terms of this Agreement that may be assigned directly by Customer. The Representative’s main functions shall be as follows:

7.2.1 The Representative shall verify the adequate performance of the Services by Aeroman.

7.2.2 The Representative shall advise Aeroman of any pertinent observation needed to ensure the adequate performance of the Services.

7.2.3 The Representative shall coordinate with Aeroman in respect of any work to be performed under this Agreement and shall promptly authorize any actions required for the performance of any non-routine Services or any Additional Services which may be required.

7.2.4 The Representative shall sign, on behalf of Customer, the Redelivery Receipt for the Aircraft upon redelivery of the Aircraft to Customer, as provided in Section 7.3 below.

7.3 OFFICE FACILITIES. Aeroman shall provide the Representative with such office facilities as may be reasonably requested by the Representative for the performance of his or her duties. Such office facilities shall include access to communications equipment such as Internet, copying services, facsimile and telephone, excluding cell phones.

8.	REDELIVERY UPON COMPLETION OF SERVICES

8.1 TESTS. Upon completion of the Services, and prior to Redelivery of the Aircraft to Customer, Aeroman shall perform all necessary functional tests on the Aircraft (except for any required

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

test flights which will performed as indicated in Section 3.9 of this Agreement), in accordance with the OEM Maintenance Manuals, Customer’s manuals, job cards, appropriate aircraft and engine manuals and applicable specifications for the Aircraft. The results of such functional tests shall be verified by Customer or its Representative, as the case may be.

8.2 REDELIVERY RECEIPT. Upon completion of the Services, Aeroman shall submit the Aircraft to the Representative for final inspection. Aeroman shall prepare a Redelivery Receipt for the Aircraft which receipt shall outline the Services performed on the Aircraft pursuant to this Agreement). The Redelivery Receipt shall be executed by each of the Parties hereto in two originals each party keeping one original of such document.

8.3 DOCUMENTATION. Upon execution of the Redelivery Receipt, Aeroman shall make the Aircraft together with all items listed in the Inventory and all relevant manuals, logs, records, certificates and documents for the Aircraft and all parts, tools and materials, available to Customer.

8.4 FULL PERFORMANCE AND SATISFACTION. Upon execution of the Redelivery Receipt the Aircraft shall be deemed to have been redelivered to and accepted by Customer in full satisfaction of the Services rendered under this Agreement, without prejudice to the warranty granted by Aeroman referred to in Section 9.1 below.

8.5 PARKING CHARGES. Customer agrees to remove the Aircraft from Aeroman’s facilities promptly upon execution of the Redelivery Receipt. In the event the Aircraft is not removed from Aeroman’s Facility on the day of the Redelivery, Aeroman shall park the Aircraft on the apron of El Salvador International Airport and Customer shall pay to Aeroman daily parking fees if the Aircraft has not been removed from parking within fourteen (14) days following execution of the Redelivery Receipt. Aeroman shall not be responsible for, and Customer shall bear all risk of, loss/damage to the Aircraft after Redelivery by Aeroman. Customer shall be responsible for all costs/fees and expenses charged by third parties and related to parking and Customer shall indemnify Aeroman for all costs, losses, claims, demands arising out of or as a result of the parking of the Aircraft by Aeroman as described above.

8.6 ADDITIONAL COSTS AT REDELIVERY TO CUSTOMER. All additional reasonable and documented costs and expenses (such as fuel and landing fees plus the Handling Fee set forth in the applicable Annex), incurred during the Redelivery process shall be paid by Customer.

9.	WARRANTY

9.1 Aeroman hereby grants to Customer the following warranty in respect of the Services performed pursuant to this Agreement:

9.1.1 Aeroman warrants to Customer that the Services performed by Aeroman pursuant to this Agreement shall be free from material defects in workmanship for a period of no more than (i) Three hundred and sixty five (365) days from the date of the execution of the Redelivery Receipt by the Representative, or (ii) Three thousand seven hundred (3,700) flight hours of operation after Redelivery of the Aircraft to Customer, whichever occurs first. The foregoing warranty does not extend to normal wear and tear; rust, corrosion or the entry of foreign materials not caused by Aeroman or to any parts, material or third party services incorporated in the Aircraft.

9.1.2 Aeroman’s warranty does not extend to, or include Materials supplied by Aeroman and/or other manufacturers or Services performed by anyone other than Aeroman, including, without limitation, Outside Services. Aeroman shall use its best efforts to obtain the highest available warranties from any third party providing Outside Services.

9.1.3 Upon receipt of a timely notice (as set forth in Section 9.1.5(b) below) from Customer that a defect or failure in connection with the workmanship performed pursuant to this

Agreement has been detected, Aeroman shall, at its option, either repair the defective work or refund to Customer the cost of repairing the defective work, including labor. The warranty period on any such repaired item shall be the same warranty period set forth in Section 9.1.1 on the initially repaired item.

9.1.4 In the event that Customer shall notify Aeroman that a defect or failure in connection with the workmanship performed pursuant to this Agreement has been detected, Customer shall provide Aeroman a statement indicating whether or not the affected part or component has been serviced, repaired and/or modified by any third party following the completion of the Services performed pursuant to this Agreement.

9.1.5 Notwithstanding the above the foregoing warranty shall be effective only if:

(a) any defects or failure attributable to the workmanship provided for in the performance of the Services manifest themselves and are detected during the warranty period indicated in Section 9.1.1 above, and

(b) Customer notifies Aeroman in writing no later than fifteen (15) days after the defect or failure is first detected.

9.1.6 No act or omission which may be attributable to Aeroman’s technical personnel shall be considered as noncompliance with this Agreement, if said act or omission is not in conflict with the technical procedures approved or recommended by the Aircraft manufacturer’s guidelines, bulletins, manuals, Customer’s manuals or recommendations for the repair or work performed by Aeroman.

9.1.7 Aeroman’s obligations and responsibilities in respect of the warranty granted by this Clause 9 are limited to the cost of workmanship and material needed by Aeroman to repair any defects resulting directly from Aeroman’s workmanship and any damage to Parts, Materials and Component resulting directly and solely therefrom.

9.1.8 Repair of all defects and malfunctions attributable to Aeroman’s workmanship shall be performed at Aeroman’s facilities in El Salvador or at a mutually agreed facility with any and all reasonable direct costs required for the correction thereof being for the account of Aeroman. In the event that the warranty is applicable, Aeroman will reimburse Customer for any aircraft ferry cost.

9.2 EXCEPT AS SET FORTH IN SECTION 10 OF THIS AGREEMENT, THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF AEROMAN AND THE REMEDIES OF CUSTOMER SET FORTH IN THIS AGREEMENT PERTAINING TO THE FOREGOING WARRANTY ARE EXCLUSIVE AND IN SUBSTITUTION OF, AND CUSTOMER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES AND LIABILITIES OF CUSTOMER AND RIGHTS, CLAIMS AND REMEDIES OF CUSTOMER AGAINST AEROMAN, EXPRESSED OR IMPLIED, ARISING BY LAW, EQUITY OR OTHERWISE, WITH RESPECT TO ANY DEFECT IN ANY WORKMANSHIP OR SERVICES PERFORMED UNDER THIS AGREEMENT OR ANY OTHER THINGS DELIVERED HEREUNDER, INCLUDING BUT NOT LIMITED TO: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, AND, (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY EQUIPMENT, OR FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO ANY EQUIPMENT, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

9.3 In addition to the foregoing, and without limiting the terms thereof, this warranty shall be applicable only if the Aircraft and any relevant component thereof, are stored, installed, operated,

handled, maintained and repaired in accordance with the then current recommendations of the relevant manufacturer as stated in such manufacturer’s manuals, bulletins or other written instructions and shall not apply to damage or defects caused by or in any manner or resulting from (i) operation of the Aircraft or component in a manner which exceeds or is otherwise inconsistent with the relevant manufacturer’s recommendations, guidelines, limits or specifications, (ii) gross negligence or willful misconduct, (iii) causes, acts or omissions outside of the control of Aeroman or within the control of parties other than Aeroman or its employees, (iv) service of the Aircraft or component by any person other than Aeroman between the time of completion of the Services and notice of any defect purportedly covered by this Section 9, (iv) any damage or failure resulting from the Services rendered which may originate or occur on a date after the warranty period described in Section 9.1.1 above, or (v) if the Aircraft has suffered damage due to external elements or has been involved in an accident or incident unrelated to Services.

9.4 Aeroman’s sole responsibility with respect to any components, spare parts or materials purchased by Aeroman for the performance of the Services, shall be limited to the endorsement and/or transfer to Customer of any warranties, if any and if transferable, granted by manufacturer or vendor of such components, spare parts or materials.

10.	INDEMNITY AND INSURANCE

10.1 Customer agrees to hold harmless, defend and indemnify Aeroman, its affiliates, and their directors, officers, employees, agents and representatives (each an “Aeroman Indemnitee”), from and against any Claim of third parties which may be suffered by, accrued against, chargeable to, or recoverable from Customer as a result of death of or bodily injury to any person or persons whomsoever (including, without limitation, Customer’s employees but excluding Aeroman’s employees) and for loss of or damage to, destruction of, any property whatsoever (including, without limitation, the Aircraft and any loss of use thereof), in any manner arising out of or in any way connected with the Services furnished or to be furnished by Aeroman under this Agreement, except in the case of Claims arising out of the gross negligence or willful misconduct of Aeroman. Customer shall, at the request of Aeroman, negotiate and defend any Claim brought against any Aeroman Indemnitee or in which any Aeroman lndemnitee is joined as a party defendant based upon any other matters for which Customer has agreed to indemnify each Aeroman lndemnitee as provided above. Customer’s obligation hereunder will survive any expiration, termination or cancellation of this Agreement.

10.2 Aeroman agrees to hold harmless, defend and indemnify Customer, its affiliates, and their officers, directors, servants, agents, and employees (each a “Customer Indemnitee”) from and against any Claims, which may be suffered by, accrued against, chargeable to, or recoverable from Customer as a result of injury to or death of any person (including, without limitation, Aeroman’s employees and excluding Customer’s employees), or damage to, loss or destruction of property arising out of the Services provided under this Agreement, to the extent such Claims arise out of the gross negligence or willful misconduct of Aeroman. Aeroman shall, at the request of Customer, negotiate and defend any Claim brought against any Customer Indemnitee or in which any Customer lndemnitee is joined as a party defendant based upon any other matters for which Aeroman has agreed to indemnify each Customer lndemnitee as provided above. Aeroman’s obligation hereunder will survive any expiration, termination or cancellation of this Agreement.

10.3 Customer shall, at its sole cost and expense, procure and maintain in full force and effect during the term of this Agreement:

(a) Hull all risks (including spare parts) and hull war and other allied perils insurance policies covering the Aircraft to be serviced under this Agreement, including the time during which the Aircraft is under the care, control and/or custody of Aeroman;

(b) To include but not limited to Aircraft Liability, Aviation Third Party Legal Liability, Comprehensive General Third Party Liability, Personal Injury, Products and Completed Operations Liability, Ground and In-flight Hangarkeeper’s Liability and Contractual Liability all having a combined single limit of not less than ***** for any one occurrence.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Such limit shall be in the aggregate with respects to Products and Completed Operations coverage and further sub limited to ***** any one occurrence and in the aggregate with respects to Personal Injury coverage; however, such sub limit shall not apply with respects to passengers. Furthermore, such insurance shall include coverage for the Risk of War, Hijacking and Other Allied Perils defined in insurance clause AVN52E, or its market equivalent, and of the type and in substantially the amount usually carried by corporations engaged in the same or similar business and similarly situated with Customer (such limit shall be in the aggregate with respects to third party bodily injury and property damage).

(c) Workers’ Compensation and Employer’s Liability as required by applicable law.

10.4 The policies of insurance described in Section 10.2 above will be endorsed to (i) waive any rights of subrogation against the Indemnitees thereunder with respect to matters for which Customer has indemnified Aeroman pursuant to Section 10.1;(ii) with respect to the policies described in Section 10.3(b) and 10.3(c), name Aeroman, its directors, officers, employees and agents as additional insureds thereunder; (iii) include a warranty violation section in favor of the additional i insureds, (iv) include a section expressing that Customer’s insurance is primary and without any right of contribution from any policies carried by Aeroman, (v) with respect to the policies described in Section 10.3(b) provide a standard cross liability or severability of interest clause among parties; and (vi) acceptance by the Insurers of the contractual obligations of the Customer as set forth in this Agreement, and (vii) insurers agree to waive any rights to set off or counterclaim or deduction, whether by attachment or otherwise, against Aeroman Indemnitees. In the event Customer carries limits of insurance higher than those required under the terms of this Agreement, such higher limits shall be applicable to Aeroman Indemnitees in addition to Customer.

10.5 Customer shall provide Aeroman, prior to the Services being performed by Aeroman and on each renewal of the policies thereof, evidence of such insurance as required in Section 10.2 above satisfactory to Aeroman. Such policies shall include a provision that the coverage required hereunder shall not be cancelled or materially and adversely changed unless Customer’s insurance brokers issue notice to Aeroman at least thirty (30) days prior to such cancellation or material adverse change (seven (7) days, or such other period as is customarily available in the industry, in the case of War Risk and Other Allied Perils coverage).

10.6 Aeroman shall take all necessary measures to protect the integrity and security of the Aircraft while the same stays in its facilities under its care, control and/or custody.

10.7 Aeroman shall, at its sole cost and expense, procure and maintain in full force and effect during the term of this Agreement

(a) Comprehensive General Third Party Liability, Personal Injury, Products and Completed Operations Liability, Ground Hangarkeepers Liability and Contractual Liability all having a combined single limit of not less than ***** for any one occurrence. Such limit shall be in the aggregate with respects to Products and Completed Operations coverage and further sub limited to ***** any one occurrence and in the aggregate with respects to Personal Injury coverage. Furthermore, such insurance shall include coverage for the Risk of War, Hijacking and Other Allied Perils defined in insurance clause AVN52E, or its market equivalent, and of the type and in substantially the amount usually carried by corporations engaged in the same or similar business and similarly situated with Aeroman. Such coverage shall provide a limit up to ***** each occurrence and in the annual aggregate and such limit is part of and not in addition to the overall limit; and

(b) Workers Compensation as required by applicable law.

10.8 The policies of insurance described in Section 10.7 above shall be with companies having a favorable international reputation, subject to a commercially reasonable deductible and will be

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

endorsed to (i) waive any rights of subrogation against the Customer Indemnitees thereunder with respect to matters for which Aeroman has indemnified Customer pursuant to Section 10.6; (ii) name Customer, its directors, officers, employees and agents as additional insureds (with the exception of the Workers Compensation policy) thereunder; (iii) include a warranty violation section in favor of the additional insureds, (iv) include a section expressing that Aeroman’s insurance is primary and without any right of contribution from any policies carried by Customer, (v) provide a standard cross liability or severability of interest clause among parties; and (vi) acceptance by the Insurers of the contractual and indemnification obligations of Aeroman as set forth in this Agreement; (vii) insurers agree to waive any rights to set off or counterclaim or deduction, whether by attachment or otherwise, against Customer Indemnitees. In the event Aeroman carries limits of insurance higher than those required under the terms of this agreement, such higher limits shall be applicable to Customer Indemnitees in addition to the Aeroman.

10.9 Aeroman shall provide Customer, prior to the Services being performed by Aeroman and on each renewal of the policies thereof, evidence of such insurance as required in Section 10.7 above satisfactory to Customer. Such policies shall include a provision that the coverage required hereunder shall not be cancelled or materially and adversely changed unless Aeroman’s insurance brokers issue notice to Customer at least thirty (30) days prior to such cancellation or material adverse change (seven (7) days, or such other period as is customarily available in the industry, in the case of War Risk and Other Allied Perils coverage).

11.	LIMITATION OF LIABILITY

EXCEPT AS SET FORTH IN SECTION 10 OF THIS AGREEMENT, THE TOTAL LIABILITY OF AEROMAN, INCLUDING ITS AFFILIATES, EMPLOYEES, SUBCONTRACTORS OR SUPPLIERS, ON ANY AND ALL CLAIMS, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OF ANY DEGREE), PRODUCT LIABILITY, PATENT INFRINGEMENT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, ANNEXES OR ANY OTHER AGREEMENT TO WHICH THE TERMS AND CONDITIONS OF THIS AGREEMENT APPLY OR FOR THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, OVERHAUL, REPLACEMENT, MODIFICATION OR USE OF ANY CUSTOMER ITEM OR THE FURNISHING OF ANY SERVICE, SHALL NOT EXCEED THE HIGHER OF A) ***** OR B) THE PRICE OF THE RELEVANT SERVICES PERFORMED ON THE AIRCRAFT. ANY SUCH LIABILITY SHALL TERMINATE UPON EXPIRATION OF THE WARRANTY PERIOD SPECIFIED IN SECTION 9 HEREOF. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OF ANY DEGREE), PRODUCT LIABILITY, PATENT INFRINGEMENT, OR OTHERWISE, SHALL AEROMAN, OR ITS AFFILIATES, EMPLOYEES, SUBCONTRACTORS OR SUPPLIERS, BE LIABLE FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO ANY EQUIPMENT OR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES ALL OF WHICH ARE EXPRESSLY WAIVED BY CUSTOMER TO THE FULLEST EXTENT ALLOWED BY LAW.

12.	COMMUNICATIONS AND NOTICES

This Agreement may not be amended or substituted, except by a written document executed by both Parties. All communications or notices related to this Agreement shall be deemed as given by one party when sent to the other party by first class registered mail or facsimile with original sent via courier for next day delivery to the following addresses:

For Customer:	Concesionaria Vuela Compañía de Aviación, S.A.
Prolongación Paseo de la Reforma No. 490
Piso 1 (Edificio GE)
Col. Santa Fe Peña Blanca
Del. Álvaro Obregón
01210 México, D.F.
Attention: General Counsel

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

For Aeroman:	Aeromantenimiento, S.A.
El Salvador International Airport
Comalapa
La Paz, El Salvador
Attention: General Manager

Telephone No.: 011-503-2366-7502
Facsimile No.: 011-503-2339-9627

13.	DISPUTE/ARBITRATION.

13.1 RESOLUTION OF TECHNICAL DISPUTES. If a dispute of a technical nature should arise in respect of the services to be performed pursuant to this Agreement, such dispute shall be referred for final settlement to (a) an expert nominated by the Parties, or (b) if the Parties are unable to agree on a nominee within thirty (30) days of the beginning of such dispute, a person nominated by the FAA and/or DGAC principal maintenance inspector having jurisdiction (any such person pursuant to (a) or (b) above, the “Expert”).

13.1.1 The Expert shall be deemed to act as an expert and not as an arbitrator. For the avoidance of doubt, the Expert shall only be responsible for determining matters of a technical nature, and shall not be responsible for determining such things as liability and the quantum of damages payable. Matters of a technical nature shall include whether or not the Services performed by Aeroman are to the standard and otherwise in compliance with this Agreement, the proposal or the relevant Purchase Order.

13.1.2 The Expert’s decision shall (in the absence of clerical or manifest error) be final and binding on the Parties and the Expert’s fees for so acting shall be borne by the Parties in equal shares, unless the Expert rules that the conduct of either party is such that one party should bear all or a greater proportion of such fees.

13.2 ARBITRATION. All other disputes shall be settled and finally determined by binding arbitration in the State of New York, U.S.A., or any other location the Parties may agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (effective as of November 1993). Parties hereby submit to the jurisdiction of the State of New York.

13.3 ARBITRATION PROCEDURE AND GOVERNING LAW. Each party will select one arbitrator and the arbitrators selected by each of the Parties will within (10) days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, the Parties or their attorneys may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitral tribunal may hold pre-hearing conferences or adopt other procedures, including reasonable discovery and the Agreement shall be governed by, interpreted and construed in accordance with the substantive laws of the State of New York. Reasonable examination of opposing witnesses in oral hearing will be permitted. Each party will bear its own cost of presenting or defending its position in the arbitration. The award of the arbitrator rendered therein shall specify the finding of fact of the arbitrators and the reasons for such award. Any such award shall be final, binding and non-appealable and judgment may be entered thereon in any court having jurisdiction.

13.4 EXCLUSIVITY; CONFIDENTIALITY. Each of the Parties intend that the dispute resolution process set forth in this Section shall be the Parties’ exclusive remedy for any dispute. All statements made and documents provided or exchanged in connection with the dispute resolution process set forth in this Section shall not be disclosed unless such information is (i) generally available to the public (other than by disclosure in violation of this Agreement or any other agreement to which such person is a party); (ii) available to such party on a non-confidential basis from a source that, to the reasonable knowledge of the receiving party, is not prohibited from disclosing such information to such receiving party; or (iii) required to be disclosed in accordance with applicable law or any regulatory authority having jurisdiction, or (iv) after notice and an opportunity to contest, is required to be disclosed under applicable law or under subpoena or other process of law.

14.	MISCELLANEOUS

14.1 SEVERABILITY. Any provision of this Agreement which may be determined by a competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof, and any such prohibition in any other jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.2 GOOD FAITH NEGOTIATIONS. Disputes that may arise between the Parties due to interpretation or application of this Agreement shall be attempted to be resolved in good faith, through direct negotiations. In the event such good faith negotiations should fail, the issues in controversy shall be negotiated by the presidents or the chief executive officers of each of the Parties hereto before the commencement of any legal action.

14.3 ENTIRE AGREEMENT. This Agreement together with all annexes and exhibits hereto, constitutes the entire agreement between the Parties hereto and supersedes any and all prior written or oral agreements between the Parties with regard to the subject matter hereof. This Agreement may be amended or modified only by a written agreement, duly executed by the representatives of the Parties to this Agreement.

14.4 WAIVER. The failure of either party to this Agreement to enforce any provision hereof shall not be construed to be a waiver of such provision or of such party’s respective rights to thereafter enforce the same, and no waiver of any breach shall be construed as an agreement to waive any subsequent breach of the same or other provision(s).

14.5 COUNTERPARTS. This Agreement, together with its Annexes, may be executed in one or more counterparts, each of which shall constitute an original, and when taken together shall constitute one and the same document.

14.6 CONFIDENTIAL INFORMATION. The terms of this Agreement and any information, in any format, whether written or oral, whether or not marked confidential, disclosed, provided or made available by a Party to the other Party in connection with this Agreement shall be deemed confidential information of the disclosing Party (“Confidential Information”) and shall not be disclosed or furnished by the receiving Party to any person, firm or corporation and such Confidential Information shall not be used by the receiving for any purpose other than to perform its obligations under this Agreement. Customer shall cause the Representative to comply with the terms of this Section. Except as may be required by applicable law, including federal, state or provincial securities laws, or pursuant to judicial proceedings, and to the extent required by government agencies, neither Party to this Agreement shall disclose any Confidential Information without first obtaining the written consent of the other Party, except to each Party’s accountants, attorneys, regulators, lenders, investment bankers and other professionals who are bound by confidentiality obligations or who have executed a confidentiality agreement containing terms substantially similar to the terms as hereunder. Customer acknowledges and agrees that the information, specifically but not limited to prices, contained in this Agreement is Confidential Information of Aeroman and is disclosed to Customer in confidence. Such information is the property of Aeroman and shall not be used, disclosed to others, or reproduced without the express written consent of Aeroman, and subject to the exceptions above mentioned.

14.7 EXPIRATION. All proposals of Aeroman shall expire at the end of the validity period stipulated in each proposal. If no such period is stipulated then the proposal shall expire thirty (30) days from the date of issuance.

14.8 THIRD PARTY BENEFICIARIES. Except as expressly provided to the contrary herein the provisions of this document are for the benefit of the Parties hereto and not for the benefit of any third party other than, in respect of any outstanding warranty of Aeroman hereunder, any lessee or subsequent owner of the Aircraft who shall have received an assignment of such warranty with Aeroman’s prior written consent.

14.9 IMMUNITIES. To the extent that any Customer or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal action, suit, or proceeding, or other legal process in any jurisdiction, Customer for itself and its property does hereby irrevocably and unconditionally waive, and agree not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with any subject matter hereof. Such agreement shall be irrevocable and not subject to withdrawal in any and all jurisdictions.

14.10 ASSIGNMENTS. The assignment of any rights or obligations hereunder, by either party without the prior written consent of the other party is not permitted and shall be void, except that Customer’s consent shall not be required for the subcontracting of services when deemed necessary by Aeroman, or that substitution of a subsidiary or assignment to an affiliated company of Aeroman in place of Aeroman as the contracting party and the recipient of payments pertaining to all or any portion of the Purchase Order. In the event of such substitution/transfer, Customer shall be advised thereof in writing.

14.11 EXCUSED PERFORMANCE. Neither Party will be liable for, or be considered to be in breach of or default under this Agreement on account of any delay or failure to perform as required by this Agreement (other than with respect to the obligation to make payments under this Agreement) as a result of any cause or condition beyond such party’s reasonable control, including, but not limited to: fire, explosions, earthquakes, storms, flood, wind, drought and acts of God or the elements; court orders; acts, delays and failures to act by civil, military or other governmental authority; strikes, lockouts, labor interruptions or slowdowns, riots, insurrections, sabotage and war; breakdown or destruction of, or damage or casualty to, any equipment, facilities or other property; interruption, suspension, curtailment or other disruption of utilities; unavailability of materials, supplies, parts, equipment, personnel or other necessary items and, acts or omissions of persons or entities other than such party. Upon the occurrence of any of the foregoing events or conditions, Aeroman shall have reasonable opportunity to make alternative satisfactory arrangements to perform its obligations under this Agreement.

14.12 AUDIT. At any time during the Term (but not more than once per calendar year) and at its own expense, Customer may perform a review and audit of all records and reports relating to any fees or reimbursable expenses billed to Customer pursuant to this Agreement covering the prior twelve (12) month period; provided, however, that (i) the scope of such audit shall be limited to verifying whether or not the amounts invoiced to Customer by Aeroman were correctly calculated based on the commercial terms of this Agreement, and (ii) any records or reports relating to costs incurred by Aeroman shall not be subject to review or audit in any audit except to the extent that such records or reports relate to reimbursable expenses or fees invoiced to Customer, and, further provided that Aeroman shall be under no obligation to disclose information which would breach any confidentiality obligation owing to any third party. In the event the report generated out of such audit reveals that any fees or reimbursable expenses have been over-billed, Aeroman shall reimburse Customer for such over-billed amount. Conversely, in the event that any fees or expenses have been under-billed by Aeroman, Customer shall pay Aeroman such under-billed amount. No interest shall be payable on such amounts by Aeroman or Customer for the period between the original invoice date and payment.

14.13 SPECIAL PROVISION. During the Term of this Agreement, Aeroman agrees that the Economic Terms (as defined below) under which Aeroman provides Services to Customer under this Agreement for the Agreed Aircraft will not be less favorable to Customer than the Economic Terms under which Aeroman provides maintenance services to any other customer, except for ad hoc or drop-in customers (“MFN Pricing”). For the avoidance of doubt, this Section 14.13 shall apply to any maintenance services provided by Aeroman after the date hereof, whether such maintenance services are provided pursuant to an agreement entered into by Aeroman on or after the date hereof, are performed by Aeroman on its own behalf or as a subcontractor for another Party, or otherwise. For purposes of this Section 14.13, the term “Economic Terms” means (i) the price per man-hour and total hours per check visit for substantially similar services on the same or similar aircraft types as the Aircraft, and (ii) Aeroman’s standard payment terms and conditions respecting the invoicing of its maintenance services for customers which terms and conditions will be generally reflective of other major providers in the aircraft maintenance service market. The Parties hereby agree that Customer shall not be entitled to the annual price reduction granted to JetBlue Airways Corporation under its agreement(s) with Aeroman. For purposes of this Section 14.13, the expression “Agreed Aircraft” means (i) in respect of the Initial Term, the number of Aircraft operated by Customer during the Initial Term; and (ii) in respect of any Extended Term, the number of Aircraft operated by Customer as at the date of expiration of the Initial Term (“Initial Term Fleet”). Any additional aircraft operated by Customer other than the Aircraft comprised in the Initial Term Fleet shall not be subject to the MFN Pricing and Services rendered on such additional aircraft will be subject to mutually agreed terms and conditions. This MFN Pricing only applies to (i) Aircraft delivered factory new to Customer, (ii) Aircraft younger than six (6) years at the time they are purchased or leased and which the immediate prior operator or lessee was a well-known reputable international air carrier (iii) Aircraft which has been maintained by its prior operator or lessee under an FAA or EASA approved maintenance program, or (iv) Aircraft which the immediate prior operator was Taca International Airlines, S.A. or any of its affiliates for a period of not less than twenty four (24) months.

If Aeroman provides maintenance services to any other customer on Economic Terms that are more favorable than those provided to Customer hereunder, then (i) Aeroman shall provide Customer prompt written notice of that fact, which notice shall be accompanied by a description in reasonable detail of differences in the affected Economic Terms available to Customer hereunder and the more favorable Economic Terms offered or provided to another customer or customers, provided that Aeroman shall be under no obligation to disclose information which would breach any confidentiality obligation owing to any third party, and (ii) Aeroman and Customer shall promptly execute and deliver an amendment to this Agreement to amend the Economic Terms accordingly, which Amendment shall be effective retroactively from the date such Economic Terms were first provided to another customer. Any amount which is due and owing Customer as a result of an amendment to this Agreement that modifies the Economic Terms applicable to Services for which Customer has already paid Aeroman shall be credited to Customer’s account toward the payment of future Services, or, if the Term has ended, shall be paid to Customer.

Customer may, at Customer’s option, request in writing to Aeroman to have any Services or work performed at any of the ACTS current maintenance facilities as at the date of the Agreement. Upon such request by Customer, Aeroman shall cause ACTS to provide the best Economic Terms that ACTS provides to its customers at such requested maintenance facility.

Not later than January 31 of each year during the Term, commencing on January 31, 2008, Aeroman shall provide to Customer a certificate of its chief financial officer to the effect that such officer has reviewed Aeroman’s maintenance service agreements, including this Agreement, and the Economic Terms applicable to the Services provided by Aeroman to Customer and its other customers during the preceding calendar year, and on the basis of such review the chief financial officer shall certify that Aeroman has complied with this Section 14.13. In addition, at Customer’s election and expense, Aeroman shall provide a certificate of its independent auditors to the same effect.

14.14 EXCLUSIVITY. Customer agrees and understands that Aeroman will be its exclusive heavy maintenance services provider. For the avoidance of doubt, Aeroman has the right to perform similar work or services for other entities. The exclusivity provision contained herein shall not apply to i) any request by Customer for Additional Services or additional slots not contained in the mutually agreed schedules pursuant to Section 2.1.1 and in respect of which Aeroman is unable to provide such services or slots; or (ii) any Aircraft to which the MFN Pricing will not apply pursuant to Section 14.13 of this Agreement. This waiver of exclusivity shall be limited to the foregoing events only and shall not be construed as a permanent waiver of exclusivity under the Agreement. Customer shall notify Aeroman of any request for Additional Services or additional slots not set forth in this Agreement and shall cooperate with Aeroman to accommodate such request for Additional Services or slots.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

AEROMANTENIMIENTO, S.A.

By:	/s/ Ernesto Ruiz
Name:	Ernesto Ruiz
Title:	CEO

CONCESIONARIA VUELA COMPAÑIA DE AVIACION, S.A. d/b/a VOLARIS

By:	/s/ Andrés Fabre Robles
Name:	Andrés Fabre Robles
Title:	Director of Operations